Exhibit 99.1

HeartSciences Provides Business Update and Reports Fiscal 2024 Financial Results

Southlake, TX, July 29, 2024 (GLOBE NEWSWIRE) -- Heart Test Laboratories, Inc. d/b/a HeartSciences (Nasdaq: HSCS; HSCSW) (“HeartSciences” or the “Company”), an artificial intelligence (AI)-powered medical technology company focused on transforming ECGs/EKGs to save lives through earlier detection of heart disease, today reported financial results for the fiscal year 2024 ended April 30, 2024 and provided a business update.

Fiscal Year 2024 and subsequent update:

The Company saw a number of major positive developments and resolved several significant challenges.

Strategic

●	HeartSciences has fundamentally expanded and changed its business in the period and we believe we are now uniquely positioned to bring forward both cloud-based and device-based AI-ECG solutions for the resting ECG. This provides considerable commercial benefit as it will enable us to provide AI-ECG solutions for one of the most common medical device tests worldwide across a wide range of healthcare settings from large hospital systems to a simple nurse led mobile testing service.

Financial

●	Cash and cash equivalents of $5.8 million and shareholder’s equity of $7.3 million and fully Nasdaq compliant – providing a strong balance sheet and platform for success.

MyoVista InsightsTM cloud-platform and associated first cloud-based AI-ECG algorithm

●	MyoVista Insights AI-ECG algorithm cloud-platform is progressing well – a working beta version has already been developed and is undergoing user testing and feedback. The Phase 1 version for FDA regulatory submission is expected to be completed in calendar Q4 2024.

●	MyoVista Insights platform is being designed to be ECG device agnostic and ultimately provide an AI-ECG algorithm marketplace that will also host third-party algorithms. This would allow clinical institutions to access AI-ECG algorithms from the millions of ECG devices in use today and rapidly increase the number of available algorithms and clinical use indications. It would also increase the speed of roll-out and reduce the burden and cost of algorithm R&D on the Company.

●	MyoVista Insights platform is planned to be rolled out on a phased basis. Phase 1 will provide an initial functional platform as a basis for FDA clearance contemporaneous with our first cloud-based AI-ECG algorithm. Together they form the software-based medical device for regulatory purposes. This type of algorithm cloud-platform is generally well defined for regulatory purposes.

●	Phase 2 and beyond would expand user functionality and connectivity, as well as integration with electronic medical record systems, ECG management systems and direct to devices.

●	We expect the first cloud-based algorithm to be a low ejection fraction (LVEF ≤ 40) algorithm licensed from Icahn School of Medicine at Mount Sinai, New York (Mount Sinai). There is a well-defined predicate for this algorithm which provides greater clarity for the regulatory pathway that we expect to be 510(k). This algorithm was developed by Mount Sinai using over 100,000 patient records and its published clinical data demonstrated comparable performance to the predicate.

●	We are undertaking further work to assess and, if necessary, adjust the LVEF algorithm, and prepare for an FDA validation study and submission. We expect the validation study will be performed using retrospective data (i.e., validation using pre-existing ECG’s rather than requiring active patient recruitment), which would reduce costs and timescales compared to prospective clinical validation. Assuming appropriate clinical performance, we are targeting FDA submission for MyoVista Insights cloud-platform in mid-2025.

●	Following regulatory clearance of the Phase 1 platform, further AI-ECG algorithms can then be cleared more expeditiously with a focus primarily on the clinical performance of each algorithm. We have licensed several AI-ECG algorithms from Mount Sinai and have relationships with other clinical institutions as well intending to provide an AI-ECG marketplace through MyoVista Insights by hosting third-party AI-ECG algorithms.

MyoVista® wavECGTM Device

●	The Company is progressing towards FDA 510(k) submission of MyoVista wavECG. We have been methodically addressing changes arising from the clinical pathway change to 510(k) and finalizing the hardware and software and algorithm update to facilitate FDA submission.

●	We are in the process of final system testing required for submission following work on a small number of unforeseen technical hardware and software issues identified during testing that we believe are now resolved.

●	The work to adjust the device-based AI-ECG algorithm (for updated echocardiographic measurement thresholds for older patients) is approaching completion. We leveraged our relationship with Mount Sinai and have now finished the core algorithm work using tens of thousands of patient records. The Company is now implementing the final (ensemble) algorithm work which it expects to complete in calendar Q3 2024.

●	The Company then expects to undertake a final FDA pre-submission meeting to finalize the validation study reporting processes associated with the category outputs of the MyoVista wavECG. Patient recruitment and core-lab work for the MyoVista validation study has already been completed, therefore, following a satisfactory pre-submission meeting, final FDA algorithm validation is expected to take place expeditiously and be completed before the calendar year end 2024.

●	Based on these steps, we are expecting FDA submission of the MyoVista wavECG in the first calendar quarter of 2025.

Other notable highlights

●	Pivotal year for the mainstream development of AI-ECG with its designation as a 510(k) pathway by the FDA and the commencement of use of new AI-ECG reimbursement codes.

●	Strengthened our team, both internally and externally, with the recruitment of a new VP of Clinical and Regulatory, engagement of a new FDA advisory firm, and expansion of our institutional clinical relationships and scientific advisory board.

●	Secured a leading library of AI-ECG algorithms through the acquisition of licenses from Mount Sinai.

●	Continued material expansion of our IP with multiple new patents granted, including the grant of a fundamental patent by the European Patent Office covering assessment of diastolic function of the heart using AI-ECG and notice of allowance from the United States Patent and Trademark Office for the detection of left ventricular (LV) and/or right ventricular (RV) dysfunction using deep learning.

●	Further clinical validation of MyoVista technology for use in large, globally important patient categories, including a peer-reviewed publication of the significant value of using a MyoVista AI-ECG model to screen for heart disease in diabetic patients (of which there are > 500 million worldwide) and presentation of data at the World Congress of Anesthesiologists.

●	Continued expansion of our key opinion leader network outside the U.S. and received strong feedback from real world clinical use of a small number of MyoVista wavECG devices that were placed in Europe. This work led to HeartSciences’ recent selection to demonstrate MyoVista wavECG at the United Nations General Assembly Digital Health Symposium as a technology to radically transform healthcare and the establishment of a heart screening program for members of the Association of Garda Sergeants and Inspectors in Ireland.

Management Commentary

“The past year has been one of significant change and progress for HeartSciences, including moving past some difficult challenges, such as navigating delays relating to FDA and regaining compliance with Nasdaq. We now have a strong balance sheet from which to capitalize on our opportunity to be a leader in what is set to become a $25 billion a year market. We are laying a solid long-term foundation to solve the diagnostic gap for the early detection of heart disease, which represents one of the most significant benefits for healthcare worldwide,” said Andrew Simpson, CEO of HeartSciences.

“Our team is focused on getting through regulatory submission for the MyoVista wavECG as quickly as practical and have systematically resolved unforeseen issues. We believe we are now close to FDA submission and will continue to work methodically and diligently to bring a successful conclusion to many years and several tens of millions of dollars of investment in R&D, clinical studies, and regulatory work.”

“Our MyoVista Insights platform is now a tangible reality with a working beta version in place. User feedback has been positive and work to bring forward the first of the Mount Sinai licensed algorithms is already underway. As a software based medical device, it avoids many of the most time-consuming development and regulatory requirements associated with a hardware-based device. We believe HeartSciences is uniquely positioned in bringing forward both cloud-based and device-based AI-ECG solutions for the resting ECG which is expected to provide significant competitive advantage and enable us to provide AI-ECG solutions in any care setting worldwide in a manner that best suits different providers.”

“Finally, we believe we have the most robust patent portfolio in AI-ECG field and have continued to build substantial clinical evidence and support for our technology and its prospective benefits both in the U.S and internationally which bodes well for commercialization,” concluded Mr. Simpson.

Fiscal 2024 Financial Results

There were no significant revenues in the fiscal year 2024. As of April 30, 2024, cash and cash equivalents were approximately $5.8 million and shareholders’ equity was approximately $7.3 million. During the fiscal year 2024, the Company raised $10.3 million in net proceeds from sales of common stock and converted $1.1 million of debt to equity. Further, the Company issued common stock to Mount Sinai in connection with entering into a series of license agreements, resulting in the recognition of an intangible asset of $1.6 million. Complete financial results have been filed in the Company’s Annual Report on Form 10-K with the U.S. Securities and Exchange Commission and is available on the Company’s website.

About HeartSciences

Heart Test Laboratories, Inc. d/b/a HeartSciences is a medical technology company focused on applying innovative AI-based technology to an ECG (also known as an EKG) to expand and improve an ECG’s clinical utility. Millions of ECGs are performed every week and the Company’s objective is to improve healthcare by making it a far more valuable cardiac screening tool, particularly in frontline or point-of-care clinical settings. HeartSciences has one of the largest libraries of AI-ECG algorithms and intends to provide these AI-ECG algorithms on a device agnostic cloud-based solution as well as a low-cost ECG hardware platform. Working with clinical experts, HeartSciences ensures that all solutions are designed to work within existing clinical care pathways, making it easier for clinicians to use AI-ECG technology to improve their patient’s care and lead to better outcomes. HeartSciences’ first product candidate for FDA clearance, the MyoVista® wavECG™, or the MyoVista®, is a resting 12-lead ECG that is also designed to provide diagnostic information related to cardiac dysfunction which has traditionally only been available through the use of cardiac imaging. The MyoVista® also provides conventional ECG information in the same test.

For more information, please visit: https://www.heartsciences.com. X: @HeartSciences

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are relating to the Company’s future financial and operating performance. All statements, other than statements of historical facts, included herein are “forward-looking statements” including, among other things, statements about HeartSciences’ beliefs and expectations. These statements are based on current expectations, assumptions and uncertainties involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The expectations reflected in these forward-looking statements involve significant assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Potential risks and uncertainties include, but are not limited to, risks discussed in HeartSciences’ Annual Report on Form 10-K for the fiscal year ended April 30, 2024, filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 29, 2024, and in HeartSciences’ other filings with the SEC at www.sec.gov. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contacts:

HeartSciences
Gene Gephart
+1-682-244-2578 Ext. 2024
info@heartsciences.com

Investors

Gilmartin Group
Vivian Cervantes
investorrelations@heartsciences.com

4